Exhibit 4.7

WARRANT NUMBER: A-[_]

THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT WITH THE WRITTEN CONSENT OF STARDUST POWER INC. (THE “COMPANY”). THE WARRANT REPRESENTED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS WARRANT OR ANY SHARES OF COMMON STOCK ISSUABLE UPON HOLDERS’ EXERCISE HEREOF, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF ARE SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS AS PROVIDED HEREIN AND IN THE SUBSCRIPTION AGREEMENT OR AS A RESULT OF APPLICABLE LAWS, INCLUDING FEDERAL AND STATE SECURITIES LAWS. FURTHER, THE WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY (I) TO THE COMPANY OR A SUBSIDIARY THEREOF, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (III) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR (IV) IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, THE APPLICABLE LAWS OF ANY OTHER JURISDICTION AND THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT SHALL BE ENTITLED TO CERTAIN REGISTRATION RIGHTS AS SET FORTH UNDER THE SUBSCRIPTION AGREEMENT.

COMMON STOCK PURCHASE WARRANT

Company:	Stardust Power Inc., a Delaware corporation

Number of Shares:	[●]

Class:	Common stock, par value $0.0001 per share

Exercise Price:	$11.50 per share, subject to adjustment as described herein

Original Issue Date:	[●], 2024

Initial Exercise Date:	[●], 2024[1]

Expiration Date:	[●][2]; see also Section 2.2

Subscription Agreement:	This Common Stock Purchase Warrant (“Warrant”) is issued pursuant to that certain Securities Subscription Agreement, dated as of [●], 2024, by and among the Company and the Holder (as may be further amended and/or modified and in effect from time to time, the “Subscription Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Subscription Agreement.

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, [HOLDER] (together with any successor or permitted assignee or transferee of this Warrant, “Holder”) is entitled to purchase up to [●] shares of fully paid and non-assessable common stock, par value $0.0001 per share (the “Common Stock”), of Stardust Power Inc., a Delaware corporation (the “Company”), at the Exercise Price, all as set forth above and subject to the provisions and upon the terms and conditions set forth in this Warrant.

[1]	Insert the date that is the Original Issue Date.
[2]	Insert the date that is the five (5) year anniversary of the Initial Exercise Date, provided that, if such date is not a Trading Day, insert the immediately following Trading Day.

WARRANT NUMBER: A-[_]

1. Warrants.

a. Form of Warrant. This Warrant, together with all of the other warrants to purchase Common Stock (such shares of Common Stock, the “Warrant Shares”) issued pursuant to the Other Subscription Agreements, including any warrants issued upon the transfer of such warrants (collectively, the “Warrants”), shall be issued in certificated form.

b. Registration.

(i) Warrant Register. The Company shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of this Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register this Warrant in the name of the Holder. The Company shall provide 30 days’ prior written notice to the Holder of any appointment of or change in warrant agent and the new warrant agent’s contact information, including if the Company shall itself directly maintain the Warrant Register after a third-party warrant agent has been appointed.

This Warrant shall be signed by the Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose signature has been placed upon this Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(ii) Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

(iii) Registration of Transfer.    Subject to compliance with the legend set forth on the face of this Warrant, the Company shall register the valid transfer, in whole or in part, from time to time, of this Warrant upon the Warrant Register, upon surrender of this Warrant for transfer and a duly completed and executed written assignment of this Warrant substantially in the form attached hereto as Exhibit B duly executed by the Registered Holder or its agent or attorney. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company. Upon any partial transfer, the Company shall at its expense issue and deliver to the Registered Holder a new Warrant of like tenor, in the name of the Registered Holder, which shall be exercisable for such number of shares of Common Stock with respect to which rights under this Warrant were not so transferred. Notwithstanding anything herein to the contrary, the Registered Holder shall not be required to physically surrender this Warrant to the Company unless the Registered Holder has assigned this Warrant in full, in which case, the Registered Holder shall surrender this Warrant to the Company within two (2) Trading Days of the date on which the Registered Holder delivers a duly completed and executed written assignment of this Warrant substantially in the form attached hereto as Exhibit B to the Company assigning this Warrant in full.

(iv) Transferability. This Warrant may not be transferred except with the written consent of the Company.

c. Procedure for Surrender of Warrants. This Warrant may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that if the Warrant so surrendered bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has received an opinion of counsel reasonably acceptable to the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

WARRANT NUMBER: A-[_]

2. Terms and Exercise of Warrants.

a. Exercise Price. This Warrant shall entitle the Registered Holder, subject to the provisions hereof, to purchase from the Company the number of shares of Common Stock set forth above, at the price of $11.50 per share, subject to the adjustments provided in Section 3 hereof. The term “Exercise Price” as used in this Warrant shall mean the price per share of each Warrant Share that may be purchased at the time the Warrant is exercised.

b. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the Initial Exercise Date, and terminating at 5:00 p.m., New York City time on the date that is five (5) years after the Initial Exercise Date; provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions set forth in this Warrant. Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under such outstanding Warrant shall cease at 5:00 p.m. New York City time on the Expiration Date.

c. Exercise of Warrants.

(i) Payment. Subject to the provisions hereof, this Warrant may be exercised by the Registered Holder hereof, in whole or in part, at any time or times on or after the initial issuance date during the Exercise Period, by delivery of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Warrant Exercise attached hereto as Exhibit A, duly executed, and by paying in full the Exercise Price for each full Warrant Share as to which this Warrant is exercised, the exchange of this Warrant for Warrant Shares and the issuance of such Warrant Shares in lawful money of the United States, by wire transfer or in good certified check or good bank draft payable to the Company. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Registered Holder shall not be required to physically surrender this Warrant to the Company until the Registered Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Registered Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Company shall use its commercially reasonable efforts to deliver any objection to any Notice of Exercise Form within one (1) Trading Day of receipt of such notice. The Registered Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(2) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Registered Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Registered Holder or in such name or names as may be directed by the Registered Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Registered Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Registered Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

WARRANT NUMBER: A-[_]

(ii) Issuance of Warrant Shares on Exercise. As soon as practicable after the exercise of this Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection (i)), the Company shall issue to the Registered Holder a book-entry position or certificate, as applicable, for the number of shares of Warrant Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if this Warrant shall not have been exercised in full, a new countersigned Warrant for the number of Warrant Shares as to which this Warrant shall not have been exercised. If at the time of exercise of this Warrant, the Warrant Shares are not registered for resale pursuant to the Securities Act then such purchased Warrant Shares issued to a Registered Holder upon payment of the Exercise Price pursuant to subsection (i) shall bear a restrictive legend in the form attached hereto as Exhibit C. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

(iii) Valid Issuance. All Warrant Shares issued upon the proper exercise of this Warrant shall be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(iv) Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, Warrant Shares are issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company or book-entry system of the Company’s transfer agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books or book-entry system are open.

(v) Delivery of Certificates upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the Transfer Agent to the Registered Holder by crediting the account of the Registered Holder’s or its designee’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Registered Holder or (B) the Warrant Shares are eligible for resale by the Registered Holder without volume or manner of sale limitations and current public information requirements pursuant to Rule 144 (and the Registered Holder and its broker provide the Company and its transfer agent with customary representations and other documentation reasonably acceptable to the Company and its transfer agent in connection therewith), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Registered Holder or its designee, for the number of Warrant Shares to which the Registered Holder is entitled pursuant to such exercise to the address specified by the Registered Holder in the Notice of Exercise by the date that is by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Registered Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Nasdaq Global Market or, if the Company is not then-listed on the Nasdaq Global Market, the market or exchange on which the Company’s Common Stock is then-listed or quoted for trading on the date in question (the “Stock Exchange”) with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(vi) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Registered Holder a certificate or the certificates representing the Warrant Shares pursuant to Section 2.3.4 by the Warrant Share Delivery Date, then the Registered Holder will have the right to rescind such exercise.

WARRANT NUMBER: A-[_]

3. Adjustments.

a. Stock Dividends and Splits-Ups. If after the Original Issue Date, and subject to the provisions of 3.f below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Warrant Shares issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value (as defined in this subsection 3.a) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 3.a, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the shares of Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the first date on which the Common Stock trades on the Stock Exchange, without the right to receive such rights.

b. Aggregation of Shares. If after the Original Issue Date, and subject to the provisions of 3.f hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

c. Adjustments in Exercise Price. Whenever the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted, as provided in subsection 3.a or 3.b above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Warrant Shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

d. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsection 3.a or 3.b hereof or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Registered Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Registered Holder would have received if the Registered Holder had exercised this Warrant immediately prior to such event (the “Alternative Issuance”) and the Company shall not enter into any such consolidation, merger, sale or conveyance unless the successor or purchasing entity agrees to provide for delivery of such Alternative Issuance; provided, however, that, if the Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall not have the option to require the Company to purchase this Warrant and shall receive from the Company, or any Successor Entity, the same type or form of consideration (and in the same proportion), valued at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Transaction, only if the Transaction results in a change in control and not otherwise (in other words, any Transaction which does not result in change of control would be excluded), If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 3.a, then such adjustment shall be made pursuant to subsection 3.a, 3.b, 3.c and this 3.d. The provisions of this 3.d shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

WARRANT NUMBER: A-[_]

e. Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant Shares issuable upon exercise of a Warrant, or upon the occurrence of any event specified in Sections a, b, c or d, the Company shall give written notice thereof to the Registered Holders, at the last address set forth for each such Registered Holder in the Warrant Register, of the record date or the effective date of the event. The notice shall state the adjusted Exercise Price, if applicable, and the increase or decrease, if any, in the number of Warrant Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

f. No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 3, the Registered Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall round down to the nearest whole number the number of shares of Common Stock to be issued to the Registered Holder.

4. Other Provisions Relating to Rights of Holders of Warrants.

a. No Rights as Stockholder. This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

b. Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as it may in its sole discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as this Warrant so lost, stolen, mutilate or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

c. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to the Subscription Agreement. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Stock Exchange upon which the Common Stock may be listed.

5. Miscellaneous Provisions.

a. Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of Warrant Shares upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the ownership of the Warrants or such underlying Common Stock.

b. Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Registered Holder shall bind and inure to the benefit of their respective successors and assigns.

WARRANT NUMBER: A-[_]

c. Notices. All notices, requests, demands and other communications under this Warrant shall be in writing and shall be deemed to have been sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed as follows: (i) if to the Registered Holder, at his, her or its address as shown in the Warrant Register; and (ii) if to the Company, at its principal office, to the attention of the Chief Financial Officer. Any party may change its address for purposes of this section by giving the other party written notice of the new address in the manner set forth above.

d. Applicable Law. The validity, interpretation, and performance of the Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and the Registered Holder hereby agree that any action, proceeding or claim against either party arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Registered Holder hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

e. Persons Having Rights under this Warrant. Nothing in this Warrant shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto.

f. Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

g. Amendments. This Warrant may only be amended or modified by written instrument executed by both the Company and the Registered Holder.

h. Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

i. Complete Agreement. This Warrant (together with the Subscription Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

j. Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Registered Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder, shall give rise to any liability of the Registered Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k. Remedies. The Registered Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l. Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Registered Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Registered Holder, the Company shall pay to the Registered Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable and documented attorneys’ fees, including those of appellate proceedings, incurred by the Registered Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

m. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

[Signature Page Follows]

WARRANT NUMBER: A-[_]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed as of the date first above written.

STARDUST POWER INC.

By:
Name:
Title:

Name and Address of Warrant Holder:

[Name]

[Address]

WARRANT NUMBER: A-[_]

EXHIBIT A

NOTICE OF EXERCISE

1. The undersigned Registered Holder hereby exercises its right to purchase__________________ shares of common stock of Stardust Power Inc., a Delaware corporation (the “Company”), in accordance with the attached Common Stock Purchase Warrant, and tenders payment of the aggregate Exercise Price for such shares as follows:

☐	check in the amount of $ [___] payable to order of the Company enclosed herewith

☐	Wire transfer of immediately available funds to the Company’s account

☐	Other [Describe]

2. Please issue a certificate or certificates, or book-entry interest, representing the shares of Common Stock in the name specified below:

Holder’s Name

(Address)

HOLDER:

By:
Name:
Title:
(Date):

WARRANT NUMBER: A-[_]

EXHIBIT B

ASSIGNMENT FORM

[To be completed and executed by the Holder only upon transfer of the Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (the “Transferee”) the right represented by the within Warrant to purchase shares of Common Stock of Stardust Power Inc. (the “Company”) to which the within Warrant relates and appoints attorney to transfer said right on the books of the Company with full power of substitution in the premises. In connection therewith, the undersigned represents, warrants, covenants and agrees to and with the Company that:

(a)	the offer and sale of the Warrant contemplated hereby is being made in compliance with Section 4(a)(2) of the United States Securities Act of 1933, as amended (the “Securities Act”) or another valid exemption from the registration requirements of Section 5 of the Securities Act and in compliance with all applicable securities laws of the states of the United States;

(b)	the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(c)	the undersigned has read the Transferee’s investment letter included herewith, and to its actual knowledge, the statements made therein are true and correct; and

(d)	the undersigned understands that the Company may condition the transfer of the Warrant contemplated hereby upon the delivery to the Company by the undersigned or the Transferee, as the case may be, of a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable securities laws of the states of the United States.

Dated:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

WARRANT NUMBER: A-[_]

EXHIBIT C

LEGEND

“THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SHARES OF COMMON STOCK ISSUABLE UPON THE HOLDERS’ EXERCISE OF THE WARRANTS TO WHICH THESE SHARES OF COMMON STOCK RELATE, AGREES FOR THE BENEFIT OF STARDUST POWER INC. (THE “COMPANY”) THAT THESE SHARES OF COMMON STOCK ARE SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS AS A RESULT OF APPLICABLE LAWS, INCLUDING FEDERAL AND STATE SECURITIES LAWS. THESE SHARES OF COMMON STOCK MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY (I) TO THE COMPANY OR A SUBSIDIARY THEREOF, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (III) OUTSIDE THE UNITED STATES PURSUANT TO REGULATION S UNDER THE SECURITIES ACT OR (IV) IN A TRANSACTION THAT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION. THE SHARES OF COMMON STOCK REPRESENTED HEREBY SHALL BE ENTITLED TO CERTAIN REGISTRATION RIGHTS UNDER THE SUBSCRIPTION AGREEMENT EXECUTED BY THE COMPANY AND THE INITIAL PURCHASER OF THE WARRANTS AS TO WHICH THE SHARES OF COMMON STOCK REPRESENTED HEREBY RELATE.”